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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 (No. 333-18475) of ICON Fitness Corporation of our report dated December 18, 1996, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended May 31, 1996 listed under item 21(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Price Waterhouse LLP

Boston, Massachusetts

February 13, 1997